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                                                                     EXHIBIT 3.3

              AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                            OF QUALIX GROUP, INC.
                           a Delaware Corporation

                  (Pursuant to Sections 242, 245 and 228 of
                    the Delaware General Corporation Law)

          Qualix Group, Inc., a corporation organized and existing under the
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laws of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

          FIRST: The name of the Corporation is Qualix Group, Inc. and that the Corporation was originally incorporated on September 21, 1990, pursuant to the General Corporation Law of Delaware.

          SECOND: The following resolutions amending and restating the Corporation's Restated Certificate of Incorporation were approved by the Board of Directors of the Corporation by an Unanimous Written Consent dated as of December 2, 1996 and were duly adopted by the written consent of the stockholders of the Corporation in accordance with the provisions of Section 228 of the General Corporation Law:

          NOW, THEREFORE, BE IT RESOLVED, that the Certificate of Incorporation of the Corporation be amended and restated in its entirety as follows:

                                   ARTICLE I

          The name of this corporation is Qualix Group, Inc. (the
"Corporation").

                                   ARTICLE II

          The address of the registered office of the Corporation in the State of Delaware is 1013 Center Road, Wilmington, Delaware 19901, County of New Castle. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.

                                  ARTICLE III

          The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

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                                   ARTICLE IV

          The Corporation is authorized to issue two classes of stock to be designated common stock ("Common Stock") and preferred stock ("Preferred Stock"). The number of shares of Common stock authorized to be issued is Twenty Million (20,000,000), par value $0.001 per share, and the number of shares of Preferred Stock authorized to be issued is Five Million (5,000,000), par value $0.001 per share.

          The Preferred Stock may be issued from time to time in one or more series without further stockholder approval. The Board of Directors is hereby authorized, in the resolution or resolutions adopted by the Board of Directors providing for the issue of any wholly unissued series of Preferred Stock, within the limitations and restrictions stated in this Amended and Restated Certificate of Incorporation, to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them, and to increase or decrease the number of shares of any series then outstanding. In case the number of shares shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

                                  ARTICLE V

          Except as otherwise provided in this Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

                                 ARTICLE VI

          The number of directors of the Corporation shall be fixed from time to time by a bylaw or amendment thereof duly adopted by the Board of Directors or by the stockholders.

                                 ARTICLE VII

          Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

                                ARTICLE VIII

          Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

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                                 ARTICLE IX

          A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is hereafter amended to authorize, with the approval of a corporation's stockholders, further reductions in the liability of the corporation's directors for breach of fiduciary duty, then a director of the Corporation shall not be liable for any such breach to the fullest extent permitted by the Delaware General Corporation Law as so amended. Any repeal or modification of the foregoing provisions of this Article IX by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                                  ARTICLE X

          No action required to be taken or that may be taken at any annual or special meeting of the stockholders of the Corporation may be taken without a meeting, and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.

                                 ARTICLE XII

          The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.
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          IN WITNESS WHEREOF, QUALIX GROUP, INC., has caused this Amended and
Restated Certificate of Incorporation to be signed by its President and attested to by its Secretary this _____ day of _______________.



                                QUALIX GROUP, INC.


                                By:__________________________________________
                                   Richard G. Thau
                                   President
Attest:


________________________________
Jean A. Kovacs, Secretary

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